Exhibit 12

                           CARNIVAL CORPORATION & PLC
                       Ratio of Earnings to Fixed Charges
                          (in millions, except ratios)

                                            Years Ended November 30,
                                ------------------------------------------------
                                  2006      2005      2004      2003      2002
                                -------   -------   -------   -------   --------
Net income                      $ 2,279   $ 2,253   $ 1,809   $ 1,187   $  1,011
Income tax expense (benefit),
   net                               39        72        47        29        (57)
                                -------   -------   -------   -------   --------
Income before income taxes        2,318     2,325     1,856     1,216        954
                                -------   -------   -------   -------   --------

Fixed charges
   Interest expense, net            312       330       284       195        111
   Interest portion of
      rent expense (a)               16        17        17        16          5
   Capitalized interest              37        21        26        49         39
                                -------   -------   -------   -------   --------

Total fixed charges                 365       368       327       260        155
                                -------   -------   -------   -------   --------

Fixed charges not affecting
   earnings:
      Capitalized interest          (37)      (21)      (26)      (49)       (39)
                                -------   -------   -------   -------   --------
Earnings before fixed
   charges                      $ 2,646   $ 2,672   $ 2,157   $ 1,427   $  1,070
                                =======   =======   =======   =======   ========

Ratio of earnings to
   fixed charges                    7.2x      7.3x      6.6x      5.5x       6.9x
                                =======   =======   =======   =======   ========

(a) Represents one-third of rent expense, which we believe to be representative of the interest portion of rent expense.

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